Exhibit 99.1

MacroGenics Reports Second Quarter 2026 Financial Results, Streamlined Operating Model and Strengthened Financial Position

•Announced sale of manufacturing operations (July 2026) for $122.5 million and transition to fully outsourced model with leaner, approximately 140-person workforce focused on novel therapeutics pipeline
~~•~~Data presentations at ESMO planned for MGC026 (B7-H3 ADC) and lorigerlimab (PD-1 × CTLA-4)
•MGC028 (ADAM9 ADC) dose escalation study ongoing; disclosure of preliminary clinical results planned for late 2026
•MGC030 IND application submission cleared ahead of schedule, with first patient expected to be dosed in third quarter
•Pro forma cash, cash equivalents and marketable securities of $327 million; cash runway guidance through 2028
ROCKVILLE, MD., August 13, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today reported financial results for the quarter ended June 30, 2026, and highlighted its recent corporate and pipeline progress.
“Our team delivered strong second-quarter execution: advancing our strategic priorities, strengthening our financial position, and sharpening our focus to accelerate the development of life-changing medicines for patients,” said Eric Risser, President and Chief Executive Officer of MacroGenics. “With a significantly stronger financial foundation, we are well-positioned to advance our pipeline and deliver a catalyst-rich period ahead.”

Advancement of Innovative Pipeline
MacroGenics is developing a portfolio of investigational agents, including both topoisomerase I inhibitor-based antibody-drug conjugates (ADCs) and T-cell engagers (TCEs).

•MGC026 is a novel ADC targeting B7-H3, a protein expressed across the tumor microenvironment, including tumor-associated stroma and vasculature. The dose-escalation portion of the ongoing Phase 1 study has been completed after evaluating doses ranging from 1 mg/kg to 9 mg/kg every three weeks (Q3W). A dose of 7.5 mg/kg Q3W is being further evaluated in four tumor-specific cohorts, including squamous cell carcinoma of the head and neck (SCCHN), endometrial cancer, melanoma and soft tissue sarcoma. MGC026 recently achieved an important milestone, with the SCCHN cohort meeting the pre-specified response threshold to advance into Stage 2. Interim results from the Phase 1 study have been accepted for poster presentation at the European Society for Medical Oncology (ESMO) 2026 Congress in October.

•MGC028 is a first-in-class ADC targeting ADAM9, a protein that is overexpressed in multiple solid tumors. The dose escalation study of MGC028 is ongoing and the Company anticipates providing an update with preliminary clinical results in late 2026.

•MGC030 is a first-in-class ADC targeting an undisclosed antigen expressed across several solid tumors. The Company’s Investigational New Drug (IND) application was submitted ahead of schedule and cleared by the U.S. Food and Drug Administration (FDA) in the second quarter of 2026. The Company plans to commence a Phase 1 dose escalation study in the third quarter of 2026.

•Lorigerlimab is a PD-1 × CTLA-4 bispecific DART® molecule being evaluated in patients with advanced gynecologic cancers. MacroGenics continues the Phase 2 LINNET study of lorigerlimab, with the interim data accepted for poster presentation at the ESMO 2026 Congress. The Company is enrolling 20 additional patients with clear cell gynecologic cancer (CCGC) at a dose of 3 mg/kg Q3W and anticipates reporting updated study results in the first half of 2027.

Future Pipeline

MacroGenics is advancing multiple preclinical programs that incorporate proprietary platforms for next-generation TCEs and ADCs. Following completion of preclinical proof-of-concept studies and preliminary toxicology in non-human primates, the Company recently nominated MGD032, a novel next-generation TCE against an undisclosed target. This molecule is now advancing in IND-enabling studies.

Partnership Updates

MacroGenics maintains partnerships with Incyte Corporation, Sanofi and Gilead Sciences, Inc. spanning multiple commercial, clinical and preclinical programs. Through these collaborations, the Company remains eligible to receive up to approximately $2.4 billion in aggregate future milestone payments, in addition to potential royalties on net product sales.

On August 11, the Company announced that Gilead had exercised its option to license a preclinical bispecific program under the companies’ 2022 collaboration agreement. This option exercise triggers a $10.0 million payment to MacroGenics. The Company remains eligible to earn additional milestones and royalties based on net product sales.

Corporate Update

Corporate Restructuring and Divestiture of Manufacturing Operations. In July, MacroGenics announced the completion of the sale of its GMP drug substance manufacturing operations to Bora Pharmaceuticals Co., Ltd. and Bora Biologics USA, LLC (collectively, Bora) for a previously disclosed base purchase price of $122.5 million. At closing, the Company received $119.6 million in cash consideration, reflecting adjustments for net working capital and indebtedness, before transaction fees and expenses. Approximately 140 previous MacroGenics employees were hired by Bora and, together with a concurrent restructuring, MacroGenics’ workforce is anticipated to be reduced to approximately 140 employees by year-end. As part of the transaction, MacroGenics entered into a supply agreement with Bora to support process development and drug substance production for the Company’s internal pipeline. MacroGenics’ transition to a fully-outsourced manufacturing model and a leaner organization is expected to enable greater focus on the advancement of its novel therapeutics pipeline, while providing increased flexibility and cost effectiveness.

Second Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2026, were $173.3 million, compared with $189.9 million as of December 31, 2025. The balance as of June 30, 2026, included $60.0 million received from Sagard Healthcare Partners related to the monetization of ZYNYZ® royalties. During the quarter, the Company also earned a $24.5 million regulatory milestone from Sanofi related to a U.S. approval of TZIELD®, with payment expected in the third quarter of 2026. Subsequent to June 30, 2026, MacroGenics received cash consideration of $119.6 million from Bora in connection with the completed sale of the Company’s GMP manufacturing operations. In addition, in August, the Company achieved a $10.0 million milestone pursuant to Gilead’s exercise of its option to obtain an exclusive license for a preclinical bispecific program under the companies’ 2022 collaboration agreement. The Company’s pro forma cash, cash equivalents and marketable securities as of June 30, 2026, including net proceeds from Bora, Sanofi and Gilead, totaled $327 million.

•Revenue: Total revenue was $32.8 million for the quarter ended June 30, 2026, compared with $6.9 million for the quarter ended June 30, 2025. The increase was primarily due to achievement of the $24.5 million regulatory milestone from Sanofi related to U.S. approval of TZIELD.

•R&D Expenses: Research and development expenses were $38.8 million for the quarter ended June 30, 2026, compared with $40.8 million for the quarter ended June 30, 2025. The decrease was primarily due to decreased costs related to lorigerlimab and discontinued programs, partially offset by increased trial costs related to MGC026 and MGC028.

•G&A Expenses: General and administrative expenses were $7.9 million for the quarter ended June 30, 2026, compared with $9.3 million for the quarter ended June 30, 2025. The decrease was primarily due to lower personnel-related costs, including stock-based compensation expense.
•Net Income (Loss): Net income was $19.5 million for the quarter ended June 30, 2026, compared with net loss of $36.3 million for the quarter ended June 30, 2025. Net income for the quarter ended June 30, 2026,, reflects income from discontinued operations of $89.2 million related to the sale of the Company's GMP manufacturing operations to Bora, and a $52.8 million non-cash loss on the extinguishment of the ZYNYZ royalty monetization liability.
•Shares Outstanding: Shares of common stock outstanding as of June 30, 2026, were 63,645,711.
•Cash Runway Guidance: MacroGenics anticipates that its pro forma cash, cash equivalents and marketable securities of $327 million as of June 30, 2026, plus other projected future payments from partners, will support the Company’s cash runway through 2028.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	June 30, 2026	December 31, 2025
	(unaudited)
Cash, cash equivalents and marketable securities	$173,305	$189,913
Total assets	345,409	256,846
Deferred revenue	55,503	56,779
Total stockholders' equity	42,873	55,591

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Collaborative and other agreements	$25,488	$5,558	$26,058	$12,157
Royalty revenue	7,344	1,311	13,495	1,754
Total revenues	32,832	6,869	39,553	13,911
Costs and expenses:
Research and development	38,780	40,791	73,754	80,489
General and administrative	7,904	9,302	17,614	20,020
Total costs and expenses	46,684	50,093	91,368	100,509
Loss from operations	(13,852)	(43,224)	(51,815)	(86,598)
Loss on extinguishment of royalty monetization liability	(52,762)	—	(52,762)	—
Interest and other income	1,368	1,414	2,922	3,093
Interest and other expense	(4,396)	(802)	(9,285)	(894)
Loss before income taxes	(69,642)	(42,612)	(110,940)	(84,399)
Income tax provision	—	105	—	105
Net loss from continuing operations	(69,642)	(42,717)	(110,940)	(84,504)
Net income from discontinued operations, net of taxes	89,157	6,466	93,681	7,217
Net income (loss)	19,515	(36,251)	(17,259)	(77,287)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	12	(6)	(47)	(12)
Comprehensive income (loss)	$19,527	$(36,257)	$(17,306)	$(77,299)

Net income (loss) per common share - basic
Net loss from continuing operations	$(1.10)	$(0.67)	$(1.75)	$(1.34)
Net income from discontinued operations	1.40	0.10	1.47	0.11
Net income (loss) per share - basic	$0.31	$(0.57)	$(0.27)	$(1.23)
Net income (loss) per common share - diluted
Net loss from continuing operations	$(1.10)	$(0.67)	$(1.75)	$(1.34)
Net income from discontinued operations	1.40	0.10	1.47	0.11
Net income (loss) per share - diluted	$0.31	$(0.57)	$(0.27)	$(1.23)

Weighted average common shares outstanding
Basic and diluted	63,594,453	63,136,057	63,522,516	63,051,207

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo, and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks related to the reproducibility of any results initially seen in any product candidate; risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected; risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations regarding the expansion of ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; risks related to the transition of the CDMO operations to the purchaser following the sale of our CDMO operations (the "Transaction"); risks related to the Company's post-closing manufacturing arrangements with the purchaser in the Transaction, including under the manufacturing and supply agreement and the transition services agreement; the possibility that the anticipated benefits of the Transaction may not be realized; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com